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                                                                   Exhibit 10.10
                            CREDIT SUPPORT AGREEMENT


         This Agreement dated as of October 23, 1995 is between DeVlieg-Bullard, Inc. ("DBI") and CPS Holdings, Inc. (the "Company"), both Delaware corporations.

         WHEREAS, on or about May 25, 1994, DBI incurred certain indebtedness (the "Subordinated Indebtedness") under certain Debentures in the aggregate principal amount of $12,000,000 (the "Debentures") issued to Allied Investment Corp. ("AIC"), Allied Investment Corp. II ("AIC II"), Allied Capital Corporation II ("ACC II" and, together with AIC and AIC II, the "Allied Companies"), Banc One Capital Partners Corporation ("Banc One") and PNC Capital Corp. ("PNC" and together with the Allied Companies and Banc One, the "Original Subordinated Creditors"); and

         WHEREAS, DBI and the Original Subordinated Creditors propose to amend certain terms and provisions of the Subordinated Indebtedness and/or the Debentures and/or the agreements, instruments and documents relating thereto (the "Related Documents"); and

         WHEREAS, Charles E. Bradley, Sr. ("Bradley") and John G. Poole ("Poole" and, together with Bradley, the "Affiliates") are directors and stockholders of the Company and of DBI; and

         WHEREAS, in connection with the transactions referred to above, at the request of DBI, the Affiliates propose to purchase the Debentures issued to the Allied Companies (the "Allied Debentures") or to make loans to DBI to enable DBI to prepay the Allied Debentures (the "Affiliate Loans"); and

         WHEREAS, DBI and the Affiliates have requested that the Company make a pledge (the "Pledge") of up to 600,000 shares (the "Company's CPS Shares") of the Common Stock of Consumer Portfolio Services, Inc. ("CPS") to one or more of the Original Subordinated Creditors and/or to the Affiliates (collectively, the "Pledgees") to secure all or a portion of the obligations of DBI under the Subordinated Indebtedness and/or the Debentures and/or the Related Documents and/or the Affiliate Loans (collectively, the "DBI Obligations"); and

         WHEREAS, DBI has agreed to pay the Company a credit support fee for making the Pledge as provided for herein; and

         WHEREAS, the Company is expected to merge with and into CPS on or before November 15, 1995 (the "Merger"); and

         WHEREAS, in the Merger Bradley will receive more than 600,000 shares of the Common Stock of CPS ("Bradley's CPS Shares"); and

         WHEREAS, Bradley and the Company have entered into a certain Credit Support Substitution and Indemnity Agreement (the "Substitution and Indemnity Agreement") dated as of October 14, 1995 pursuant to which, among other things, Bradley has agreed, promptly after
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consummation of the Merger, to substitute 600,000 of Bradley's CPS Shares and/or to cause others to substitute CPS shares for the Company's CPS Shares under the Pledge and to cause the Company's CPS Shares to be released from the Pledge.

         NOW THEREFORE, the parties hereby agree as follows:

         1. DBI shall pay the Company a fee (the "Fee") for making the Pledge at the rate of $90,000 per year for so long as the Pledge is in effect. The fee shall be payable in monthly installments of $7,500 in arrears on the 15th day of each calendar month beginning November 15, 1995. If the Pledge is in effect for only part of a period, the Fee allocable to such period shall be prorated.

         2. If, as contemplated by the Substitution and Indemnity Agreement, Bradley and/or one or more other persons or entities (collectively, the "Substitute Pledgors") pledge shares of CPS common stock and/or other collateral to secure the DBI Obligations (the"Substitute Pledge") in substitution for and replacement of the Pledge, then, in such case the following provisions shall apply:

                 (a) The Fee shall be payable to the Company for the period to the date on which the Substitute Pledge is made and the Pledge is released (the "Substitute Date"), but not thereafter.

                 (b) From and after the Substitute Date, DBI shall pay a fee (the "Substitute Fee") to the Substitute Pledgors for making the Substitute Pledge at the rate of $90,000 per year for so long as the Substitute Pledge is in effect. The Substitute Fee shall be payable in arrears in monthly installments of $7,500 on the 15th day of each calendar month beginning on the first day after the Substitute Date which is the 15th day of a calendar month. If the Substitute Pledge is in effect for only part of a period, the Substitute Fee allocable to such period shall be prorated.

         3. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed by first class, registered or certified mail, return receipt requested, postage and registry fees prepaid, and addressed as follows:

                 (a)   If to DBI:

                       DeVlieg-Bullard, Inc.
                       One Gorham Island
                       Westport, CT 06880
                       Attention:  Chief Financial Officer





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                 (b)   If to the Company:

                       CPS Holdings, Inc.
                       c/o Stanwich Partners, Inc.
                       One Stamford Landing
                       62 Southfield Avenue
                       Stamford, CT 06905
                       Attention:  President

                 (c)   If to Bradley:

                       c/o Stanwich Partners, Inc.
                       One Stamford Landing
                       62 Southfield Avenue
                       Stamford, CT 06905

                 (d)   If to any other Substitute Pledgor:

                       At the address to be provided
                       in writing to DBI by such Substitute Pledgor.

         Addresses may be changed by notice in writing signed by the party changing such party's address and such notice shall be effective only upon receipt by the other parties.

         4. The Substitute Pledgors are intended to be third-party beneficiaries of this Agreement.

         5. This Agreement (i) contains the entire understanding of the parties with respect to the subject matter hereof; (ii) supersedes all prior agreements and understandings if any, with respect to such subject matter;
(iii) may be amended only in writing signed by DBI and, prior to the Substitute Date, by the Company or, from and after the Substitute Date, by the Substitute Pledgors; (iv) shall inure to the benefit of and be binding upon DBI, the Company, the Substitute Pledgors and their respective successors, assigns, personal representatives and heirs; (v) shall be governed and construed in accordance with the laws of the State of Connecticut without regard to principles of conflicts of laws; and (vi) may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken further shall constitute one and the same instrument.





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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written,

         CPS HOLDINGS, INC.                        DEVLIEG-BULLARD, INC.

         By: /s/ John G. Poole                     By: /s/ W. O. Thomas
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         Name: John G. Poole                       Name: William O. Thomas
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         Title: Vice President                     Title: President
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